Exhibit 2.5

Exhibit G

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”) is made as of February [        ], 2006 by and among NMS Communications Corporation, a Delaware corporation (“Parent”), Openera Technologies, Inc., a Delaware corporation (the “Company”), Joel A. Hughes, as stockholder representative (the “Stockholder Representative”), and U.S. Bank National Association, a national banking association, as escrow agent (the “Escrow Agent”). The Parent, Company and Stockholder Representative are sometimes referred to herein, collectively, as the “Interested Parties.”

RECITALS

A.                                   Parent, Orca Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Sub”), the Company, certain stockholders of the Company, and the Stockholder Representative have entered into an Agreement and Plan of Merger, dated as of February 13, 2006 (the “Merger Agreement”), pursuant to which Sub shall merge with and into the Company (the “Merger”); and

B.                                     Pursuant to Section 1.6(d) of the Merger Agreement, an escrow fund (the “Escrow Fund”) is to be established as partial security for the indemnity obligations provided for in Article IX of the Merger Agreement as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement, the parties hereto agree as follows:

1.                                       Defined Terms. Capitalized terms used but not otherwise defined in this Escrow Agreement shall have the meanings ascribed to such terms in the Merger Agreement. Notwithstanding the foregoing, the use of such defined terms incorporated by reference to the Merger Agreement is solely for the convenience of the Interested Parties and the Escrow Agent may rely on the use of such defined terms in any communication received by it.

2.                                       Appointment of Escrow Agent. Parent, the Company and the Stockholder Representative hereby constitute and appoint the Escrow Agent as, and the Escrow Agent hereby agrees to assume and perform the duties of, escrow agent under and pursuant to the terms and conditions of this Escrow Agreement.

3.                                       Escrow Fund.

(a)                                  Concurrently with the execution of this Escrow Agreement, or promptly thereafter, Parent, acting in accordance with Section 1.6(d) of the Merger Agreement, shall deposit with the Escrow Agent one or more certificates representing the Escrow Shares issued in the name of the Escrow Agent or its nominee, “Embassy & Co”. Such Escrow Shares deposited with the Escrow Agent, together with any further shares or other interests payable or distributable in respect thereof in accordance with Section 3(b), shall constitute the Escrow Fund and shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them or for which they are entitled to recovery pursuant to the

Merger Agreement. The Escrow Agent will hold the Escrow Fund in an escrow account (the “Escrow Account”) pursuant to the terms and conditions of this Escrow Agreement.

(b)                                 Any securities or other property (excluding cash dividends) distributed in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be issued in the name of the Escrow Agent or its nominee, and shall be delivered to the Escrow Agent, who shall hold such property in the Escrow Account. Such property shall be considered part of the Escrow Fund for all purposes hereof. Any cash dividends distributed in respect of any of the Escrow Shares shall promptly be distributed by the Escrow Agent to the Stockholder Representative for further distribution to the Stockholders in accordance with their respective Pro Rata Shares. While the Escrow Shares remain in the Escrow Account, the Stockholders shall retain and shall be entitled to exercise all other incidents of ownership of the Escrow Shares that are not inconsistent with the terms and conditions hereof including, without limitation, the provisions of Section 3(c).

(c)                                  The Stockholder Representative shall have the right, in his sole discretion, on behalf of the Stockholders, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions. Any written instructions of the Stockholder Representative must be received by the Escrow Agent at least three (3) Business Days prior to the date on which the Escrow Agent is requested therein to take such action, and the Escrow Agent shall execute or cause its nominee to execute, and deliver to the Stockholder Representative a proxy or other instrument in the form supplied to it by the Stockholder Representative for voting or otherwise exercising any right of consent with respect to any of the Escrow Fund held by it hereunder, to authorize therein the Stockholder Representative to exercise such voting or consent authority in respect of the Escrow Fund (provided that the Escrow Agent shall not be obligated to execute any such proxy or other instrument if, in its judgment, the terms thereof may subject the Escrow Agent to any liabilities or obligations). The Escrow Agent shall not be under any duty or responsibility to forward to any Interested Party, or to notify any Interested Party with respect to, or to take action with respect to, any notice, solicitation or other document or information, written or otherwise, received from an issuer or other person with respect to the Escrow Fund, including but not limited to, proxy material, tenders, options, the pendency of call and maturities and expiration of rights. In the absence of such written instructions, the Escrow Agent shall not vote any of the Escrow Shares. The Stockholder Representative shall have no obligation to solicit consents or proxies from the Stockholders for purposes of any such vote.

(d)                                 The respective interests of the Stockholders in the Escrow Shares shall not be assignable or transferable, other than as provided in the Employee Stock Restriction Agreements, the Non-Employee Stock Restriction Agreements or by operation of law. Notice of any such assignment or transfer shall be given to the Escrow Agent and the Parent, and no such assignment or transfer shall be valid until such notice is received by the Escrow Agent.

(e)                                  The Escrow Agent shall hold and safeguard the Escrow Fund, and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Escrow Agreement.

(f)                                    The Stockholder Representative agrees that the Stockholders shall be solely responsible for providing, at their cost and expense, any certification, opinion of counsel or other instrument or document necessary to comply with or satisfy any transfer restrictions to which the Escrow Shares are subject, including without limitation any opinion of counsel required to be delivered pursuant to any restrictive legend appearing on the certificate evidencing the Escrow Shares in connection with any distribution of Escrow Shares to be made by the Escrow Agent under or pursuant to this Escrow Agreement. Any such opinion of counsel shall include the Escrow Agent as an addressee or shall expressly consent to the Escrow Agent’s reliance thereon.

(g)                                 Notwithstanding anything herein to the contrary, the Escrow Agent shall have no duty to sell the Escrow Shares hereunder.

4.                                       Distribution of Escrow Fund.

(a)                                  Repurchased Escrow Shares.

(i)                                     If at any time Parent is entitled and elects to purchase any of the Escrow Shares which are not Vested Escrow Shares (as defined below), as determined by the Parent and certified to the Escrow Agent in writing, pursuant to the Employee Stock Restriction Agreements, it shall give notice (a “Repurchase Notice”) to the Escrow Agent that it is exercising such right. The Escrow Agent shall, promptly upon receipt of a Repurchase Notice, deliver a copy of such Repurchase Notice to the Stockholder Representative. The Repurchase Notice shall specify the number of Escrow Shares being purchased by Parent, the purchase price and the name of the Stockholder in respect of whom such shares are being purchased. Unless the Stockholder Representative objects in writing and such objection is received by the Escrow Agent within ten (10) days after the Repurchase Notice is delivered to the Stockholder Representative by the Escrow Agent, the Escrow Agent shall deliver to Parent the Escrow Shares to be purchased against payment by Parent of the purchase price therefor of $0.01 per share and shall promptly distribute such purchase price to the Stockholder Representative for further distribution to such Stockholder. If the Stockholder Representative objects in writing within the aforementioned ten (10) day period, the matter shall be treated as a Contested Claim and resolved in accordance with Section 5(d).

(ii)                                  In the event any Escrow Shares are delivered to Parent in respect of a Repurchase Notice, the respective percentage interests of the Stockholders in the Escrow Fund, as set forth on Schedule I attached hereto, shall be adjusted by the Parent so that each Stockholder’s percentage interest is equal to an amount obtained by dividing (i) the number of Escrow Shares initially deemed received and deposited by such Stockholder with the Escrow Agent pursuant to Section 1.6(d) of the Merger Agreement minus the aggregate number of Escrow Shares delivered by the Escrow Agent to Parent in respect of a Repurchase Notice relating to the Escrow Shares of such Stockholder, by (ii) the total number of Escrow Shares initially deposited with the Escrow Agent hereunder minus the aggregate number of Escrow Shares delivered by the Escrow Agent to Parent in respect of a Repurchase Notice relating to the Escrow Shares of all Stockholders. The respective percentage interests of the Stockholders in the Escrow Fund, as the same may be adjusted from time to time, is herein referred to as the “Pro Rata Portions”. In the event that the respective percentage interests of the Stockholders are adjusted as provided herein, the Parent shall promptly provide the Escrow Agent and the Stockholder Representative an amended Schedule I.

(iii)                               For purposes hereof, the term “Vested Escrow Shares” shall mean any Escrow Shares that are not subject to a repurchase option, risk of forfeiture or transfer restriction under an Employee Stock Restriction Agreement, a Non-Employee Stock Restriction Agreement or any other agreement with Parent, together with any further shares or other interests payable or distributable in respect thereof. In no event shall the Escrow Agent have any duty or responsibility to determine whether any of the Escrow Shares are Vested Escrow Shares.

(b)                                 If at 5:00 p.m., Eastern Time, on February [        ], 2007 (the “Expiration Date”), there are no Resolved Claims (as defined below) in favor of an Indemnified Party (in whole or in part) or Contested Claims (as defined below), the Escrow Agent shall promptly thereafter distribute to the Stockholders the entire Escrow Fund in accordance with their respective Pro Rata Portions.

(c)                                  If at the Expiration Date there are Resolved Claims in favor of an Indemnified Party (in whole or in part), within three (3) Business Days after the Expiration Date, the Escrow Agent shall deliver to the Indemnified Party a number of Vested Escrow Shares having a value equal to the lesser of (i) the aggregate amount of all Resolved Claims as of the Expiration Date in favor of the Indemnified Parties or (ii) the balance of the Vested Escrow Shares in the Escrow Fund. For purposes of this Section 4(c), each Vested Escrow Share shall be deemed to have a value, as determined by the Interested Parties and certified to the Escrow Agent in writing, equal to the average of the last reported sale prices per share of Parent Common Stock as reported by Nasdaq over the ten (10) consecutive trading days ending one (1) trading day before the Expiration Date.

(d)                                 If there are no Contested Claims as of the Expiration Date, and after the distribution of Vested Escrow Shares pursuant to Section 4(c), within three (3) Business Days after the Expiration Date, the Escrow Agent shall deliver to the Stockholders, in accordance with their respective Pro Rata Portions, the balance of the Escrow Fund.

(e)                                  If there are Contested Claims as of the Expiration Date, after the distribution of Vested Escrow Shares pursuant to Section 4(c), the Escrow Agent shall retain in the Escrow Account, until those Contested Claims become Resolved Claims, a number of Escrow Shares having a value equal to the lesser of (i) 125% of the amount of all then Contested Claims or (ii) the balance of the Escrow Fund, and shall distribute, within three (3) Business Days after the Expiration Date, the balance, if any, of the Escrow Fund to the Stockholders in accordance with their respective Pro Rata Portions. For purposes of this Section 4(e), each Escrow Share shall be deemed to have a value, as determined by the Interested Parties and certified to the Escrow Agent in writing, equal to the average of the last reported sale prices per share of Parent Common Stock as reported by Nasdaq over the ten (10) consecutive trading days ending one (1) trading day before the Expiration Date.

(f)                                    Following the Expiration Date, as soon as a Contested Claim becomes a Resolved Claim (a “Resolution Date”), the Escrow Agent shall deliver to the Indemnified Party a number of Vested Escrow Shares having a value equal to the lesser of (i) 100% of the amount of such Resolved Claim in favor of an Indemnified Party or (ii) the balance of the Vested Escrow Shares in the Escrow Fund. For purposes of this Section 4(f), each Vested Escrow Share shall be deemed to have a value, as determined by the Interested Parties and certified to the Escrow Agent in writing, equal to the average of the last reported sale prices per share of Parent Common Stock as reported by Nasdaq over the ten (10) consecutive trading days ending one (1) trading day before such Resolution Date. In the event that the amount of Vested Escrow Shares retained by the Escrow Agent pursuant to Section 4(e) is insufficient to satisfy a Resolved Claim in favor of an Indemnified Party pursuant to this Section 4(f), the Stockholders shall be jointly and severally liable to pay immediately to Parent an amount in cash equal to such shortfall amount.

(g)                                 Following the Expiration Date, upon each Resolution Date and payment, if any, has been made to an Indemnified Party in accordance with the resolution of such claim, the Escrow Agent shall distribute the remaining portion of Escrow Shares in the Escrow Fund relating to such claim, if any, to the Stockholders in accordance with their respective Pro Rata Portions; provided, however, that the Escrow Agent shall retain in the Escrow Fund all Escrow Shares relating to other Contested Claims.

(h)                                 The Escrow Agent shall withhold the distribution of the portion of the Escrow Fund otherwise distributable to a Stockholder who has not, according to a written notice provided by Parent to the Escrow Agent, and received by the Escrow Agent prior to such distribution, surrendered pursuant to the terms of the Merger Agreement his, her or its stock certificates formerly representing shares of capital stock of the Company. In the event the Escrow Agent receives such written notice prior to distribution to the Stockholders, the Escrow Fund shall instead be delivered by the Escrow Agent to the Parent promptly after the date the same would otherwise have been distributed to the Stockholders, and shall be delivered by Parent to the Stockholders to whom such portion of the Escrow Fund would have otherwise been distributed promptly upon surrender of their Company stock certificates. The Escrow Agent shall have no responsibility for the Escrow Shares once distributed to the Parent under this Section 4(h). Distributions to the Stockholders shall be made by mailing stock certificates to such holders at their respective addresses shown on Schedule I (or such other address as may be provided in writing to the Escrow Agent by any such holder). No fractional Escrow Shares shall be distributed to Stockholders pursuant to this Escrow Agreement. Instead, the number of shares that each Stockholder shall receive shall be rounded up or down to the nearest whole number (provided that the Stockholder Representative shall have the authority to effect such rounding in such a manner that the total number of whole Escrow Shares to be distributed equals the number of Escrow Shares then being distributed). The Stockholder Representative shall instruct the Escrow Agent in writing as to any such rounding.

(i)                                     Upon the termination of this Escrow Agreement in accordance with Section 12(a), the Escrow Agent shall transfer to the Stockholder Representative on behalf of the Stockholders (i) the Escrow Shares then remaining in the Escrow Fund and (ii) by wire transfer in immediately available funds, the amount in cash, if any, then remaining in the Escrow Fund in accordance with the written wire transfer instructions provided by the Stockholder Representative, which shall be deemed to be standing instructions unless revised instructions are subsequently received by the Escrow Agent. Any cash held in the Escrow Fund shall remain uninvested.

(j)                                     Notwithstanding any other provision of this Escrow Agreement to the contrary, at any time prior to the termination of this Escrow Agreement, the Escrow Agent shall, if so instructed in writing signed by Parent and the Stockholder Representative, pay from the Escrow Fund, as instructed in such writing, to Parent, any Indemnified Party, the Stockholder Representative or any Stockholder the number of Escrow Shares and the amount of cash or other property so instructed.

5.                                       Escrow Fund Claims.

(a)                                  If prior to the Expiration Date, an Indemnified Party delivers to the Escrow Agent a certificate (an “Officer’s Certificate”) signed by any officer of Parent (i) stating that such Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses for which it is entitled to indemnification under Article IX of the Merger Agreement (an “Indemnification Claim”) and (ii) stating the aggregate amount of the Losses and specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related, or, with respect to Losses determined in accordance with the terms of Section 9.6(a) of the Merger Agreement, including a copy of the Adjusted Balance Sheets, the Escrow Agent shall, promptly upon receipt of the Officer’s Certificate, deliver a copy of such Officer’s Certificate to the Stockholder Representative.

(b)                                 If the Stockholder Representative shall object to any amount claimed in connection with an Indemnification Claim specified in an Officer’s Certificate, the Stockholder Representative shall, within ten (10) Business Days after delivery by the Escrow Agent to the Stockholder Representative of such Officer’s Certificate (the “Response Period”), deliver to Parent and the Escrow Agent a certificate, executed by the Stockholder Representative (a “Stockholders’ Certificate”), which shall specify in reasonable detail (i) each amount to which the Stockholder Representative objects and (ii) the nature and basis for each such objection.

(c)                                  If the Escrow Agent shall not have received a Stockholders’ Certificate objecting to the amount claimed with respect to an Indemnification Claim prior to the expiration of the applicable Response Period (i.e., within ten (10) Business Days after delivery by the Escrow Agent to the Stockholder Representative of the applicable Officer’s Certificate), the Stockholders and the Stockholder Representative shall be deemed to have agreed to the Officer’s Certificate and to have acknowledged the correctness of the amount claimed with respect to such Indemnification Claim, or (ii) if the Escrow Agent shall have received a Stockholders’ Certificate pursuant to Section 5(d) prior to the expiration of the Response Period with respect to an Indemnification Claim as to which a portion of the amount claimed is not objected to, the Stockholders and the Stockholder Representative shall be deemed to have agreed to that portion of the Officer’s Certificate and to have acknowledged the correctness of that portion of the amount claimed as to which no objection is raised in the Stockholders’ Certificate.

(d)                                 If the Escrow Agent shall have received within the applicable Response Period a Stockholders’ Certificate contesting the amount claimed with respect to any Indemnification Claim specified in the Officer’s Certificate (a “Contested Claim”), the amount so contested (the “Contested Amount”) shall be held by the Escrow Agent and shall not be released from the Escrow Fund, except in accordance with any of the following:

(i)                                     receipt by the Escrow Agent of written instructions executed by each of an authorized officer of the Indemnified Party and the Stockholder Representative;

(ii)                                  if the Contested Claim concerns amounts that are subject to third party claims brought against the Indemnified Parties in a litigation or arbitration, receipt by the Escrow Agent of the determination of such amount, in a final, non-appealable decision, award or settlement of such litigation or arbitration; or

(iii)                               if the Contested Claim concerns amounts that are not subject to third party claims and if the Stockholder Representative and Parent, on behalf of the Indemnified Parties, are unable to resolve any such Contested Claim within 30 days after delivery of the Stockholders’ Certificate, the settlement of such Contested Claim by a binding arbitration proceeding. All Contested Claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the “AAA Rules”). The Stockholder Representative and Parent shall each designate one arbitrator within 15 days after the termination of such 30-day period. The Stockholder Representative and Parent shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that (i) failing such agreement within 50 days of delivery of the Stockholders’ Certificate, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Stockholder Representative or Parent fails to timely designate an arbitrator, the Contested Claim shall be resolved with the participation of the one arbitrator timely designated. The Stockholder Representative and Parent shall cause the arbitrators to decide the Contested Claim within 60 days after the appointment of the last arbitrator. The arbitrators’ decision shall relate solely to whether the Indemnified Party is entitled to receive the Contested Amount (or a portion thereof) from the Escrow Fund pursuant to the applicable terms of the Merger Agreement and this Escrow Agreement. The final decision of the majority of the arbitrators shall be furnished to the Stockholder Representative, Parent and the Escrow Agent in writing and shall constitute the conclusive determination of the issue in question, be binding upon the Stockholder Representative, the Stockholders, the Indemnified Parties and the Escrow Agent, and shall not be contested by any of them. Upon receipt of any such arbitrators’ decision, the Escrow Agent shall distribute the Escrow Fund in accordance therewith. Each of Parent and the Stockholders will pay 50% of the compensation to be paid to the arbitrators in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of such arbitration proceeding; provided, however, that the substantially prevailing party in any arbitration will be entitled to an award of attorneys’ fees and costs, and all costs of arbitration, including those provided for above, which will be paid by the losing party, and the arbitrators will be authorized to make such determinations.

(e)                                  For purposes of this Escrow Agreement, the term “Resolved Claims” means those Indemnification Claims (or portions thereof) (i) to which the Stockholders and the Stockholder Representative are deemed to have agreed pursuant to Section 5(c) or (ii) with respect to which the Escrow Agent has received written instructions pursuant to Section 5(d)(i), (ii) there is a final, non-appealable decision, award or settlement of a third-party claim pursuant to Section 5(d)(ii), or (iii) there is a final arbitration decision pursuant to Section 5(d)(iii).

6.                                       Reservation of Rights. Solely as between the Interested Parties, subject to Article IX of the Merger Agreement, the rights of the Indemnified Parties to receive distributions from the Escrow Fund with respect to Indemnification Claims shall be without prejudice to any other rights the Indemnified Parties may have under the Merger Agreement or otherwise to seek indemnity or other recourse for such Indemnification Claims.

7.                                       Allocation of Escrow Shares.

(a)                                  With respect to any Escrow Shares distributed to the Stockholders pursuant to Section 4, the Escrow Agent, the Stockholder Representative and Parent will take such action as may be necessary (i) to cause appropriate certificates to be issued and delivered to the Stockholders and (ii) to the extent necessary, if not all Escrow Shares have been distributed from the Escrow Fund, to cause appropriate certificates to be issued and delivered to the Escrow Agent representing the number of Escrow Shares remaining in the Escrow Fund after distribution to the Stockholders.

(b)                                 In the event Escrow Shares are distributed by the Escrow Agent to an Indemnified Party pursuant to Section 4, and, after such distribution, Escrow Shares remain in the Escrow Fund, Parent, the Stockholder Representative and the Escrow Agent will take such action as may be necessary to cause appropriate certificates to be issued and delivered to the Escrow Agent representing the Escrow Shares remaining in the Escrow Fund after such distribution to Parent.

(c)                                  When Escrow Shares are required to be delivered by the Escrow Agent to Parent or the Stockholders pursuant to this Escrow Agreement, delivery shall be made by the Escrow Agent instructing Computershare, in its capacity as Parent’s transfer agent (the “Transfer Agent”), to deliver the Escrow Shares to Parent or Stockholders at their addresses set forth in Section 12(b) and on Schedule I attached hereto. Thereafter, the Transfer Agent shall deliver back to the Escrow Agent any Escrow Shares remaining in the Escrow Fund. The Escrow Agent shall have no liability for the actions or omissions of, or any delay on the part of, the Transfer Agent in connection with the foregoing.

8.                                       Escrow Agent’s Duties.

(a)                                  The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, each of which is ministerial (and shall not be construed to be fiduciary) in nature, and no implied duties shall be read into this Escrow Agreement against or on the part of the Escrow Agent. The Escrow Agent may rely and shall be protected in relying or refraining from acting on any written notice, instruction, instrument, statement, certificate, request or other document furnished to it hereunder and reasonably believed to be genuine and to have been signed or presented by the proper party or parties, and shall have no responsibility or duty to make inquiry as to or to determine the genuineness, accuracy or validity thereof (or any signature appearing thereon, or of the authority of the person signing or presenting the same. The Escrow Agent shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification.

(b)                                 The Escrow Agent is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court of competent jurisdiction. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any such court, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(c)                                  The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Escrow Agreement or any documents or papers deposited or called for hereunder.

(d)                                 The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Escrow Agreement or any documents deposited with the Escrow Agent.

(e)                                  The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken hereunder except in the case of the Escrow Agent’s gross negligence or willful misconduct. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall not incur any such liability for (i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Escrow Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for others’ forgeries, fraud or impersonations, or for determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel (including in-house counsel) in connection with performing the Escrow Agent’s duties under this Escrow Agreement and shall be fully protected in any act taken, suffered, or permitted by the Escrow Agent in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Escrow Agreement.

(f)                                    If any controversy arises between the parties to this Escrow Agreement, or with any other party, concerning the subject matter of this Escrow Agreement, its terms or conditions, or the disposition of the Escrow Fund, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. With respect to any dispute, the Escrow Agent may hold all documents and the Escrow Fund until such dispute shall have been settled either by the mutual written agreement of the parties involved, by a final order, decree or judgment of a court, the time for perfection of an appeal of such order, decree or judgment having expired or by an arbitrators’ decision. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Fund.

(g)                                 The Interested Parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of the Escrow Agent’s duties under this Escrow

Agreement, including but not limited to any litigation arising from this Escrow Agreement or involving its subject matter, other than those arising out of the gross negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”). Without altering or limiting the joint and several liability of any of the Interested Parties to the Escrow Agent, the Agent Indemnification Expenses shall be paid as follows: 50% to be paid by Parent and 50% to be paid by the Stockholders on the basis of the Stockholders’ respective Pro Rata Portions. The forgoing indemnification and agreement to hold harmless shall survive the termination of this Escrow Agreement.

(h)                                 The Escrow Agent may resign at any time upon giving at least 30 days’ written notice to Parent and the Stockholder Representative. Parent and the Stockholder Representative shall use commercially reasonable efforts to mutually agree on a successor escrow agent within 30 days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor escrow agent, and the costs, expenses and reasonable attorney’s fees which Agent incurs in connection with such a proceeding shall be paid in accordance with Section 11 hereof. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Escrow Agreement.

(i)                                     The Escrow Agent shall maintain books and records regarding its administration of the Escrow Fund, and the deposit, investment, collections and disbursement or transfer of the Escrow Amount, shall retain copies of all written notices and directions sent or received by it in the performance of its duties hereunder, and shall afford Parent and Stockholder Representative reasonable access, during regular business hours, to review and make photocopies of the same.

(j)                                     Notwithstanding any term appearing in this Escrow Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any of the Escrow Fund (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Escrow Agreement in acceptable form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Escrow Agreement), as the case may be.

9.                                       Tax Matters. For purposes of taxation of any interest and dividends earned on amounts in the Escrow Fund, the Escrow Fund shall be deemed to have been placed in escrow by the Stockholders, and all interest and dividends thereon shall be allocated to the Stockholders in accordance with their Pro Rata Portions. The Stockholders agree to provide the Escrow Agent with a certified tax identification number by signing and returning a Form W-9 (or Form W-8 BEN, in case of non-U.S. persons) to the Escrow Agent, upon the execution and delivery of this Escrow Agreement. The Interested Parties understand that, in the event their tax identification numbers are not certified to the Escrow Agent, the Internal Revenue Code, as amended from time to time, may require withholding of a portion of any interest or other income earned on the investment of the Escrow Fund. Each of the Interested Parties agrees to instruct the Escrow

Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this Agreement.

10.                                 Attachment of Escrow Fund; Compliance with Legal Orders. In the event that any of the Escrow Fund shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Fund, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised in writing by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction (with a copy of such written advice to be promptly delivered to Parent and the Stockholder Representative), and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

11.                                 Fees. Parent agrees (i) to pay or reimburse the Escrow Agent for its attorney’s fees and expenses incurred in connection with the preparation of this Escrow Agreement and (ii) to pay the Escrow Agent’s compensation for its normal services hereunder in accordance with the fee schedule attached hereto as Schedule II and made a part hereof, which may be subject to change hereafter by the Escrow Agent on an annual basis. Each of the Interested Parties agrees, jointly and severally, to reimburse the Escrow Agent on demand for all costs and expenses incurred by it in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder.

12.                                 Miscellaneous.

(a)                                  This Escrow Agreement shall terminate on the later of (i) date on which there are no Escrow Shares, funds or other property remaining in the Escrow Fund and (ii) ten (10) Business Days following the date on which all claims made in an Officer’s Certificate delivered to the Escrow Agent prior to the Expiration Date shall have been resolved.

(b)                                 All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail and any notices sent to the Escrow Agent will not be deemed given until received:

(i)                                     If to Parent, to:

NMS Communications Corporation

100 Crossing Boulevard

Framingham, Massachusetts 01702

Attention: Dianne L. Callan, Vice President and General Counsel

Facsimile No.: (508) 271-1177

Telephone No.: (508) 271-1245

with a copy to:

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

Attention: Robert V. Jahrling III

Facsimile No.: (617) 248-4000

Telephone No.: (617) 248-5000

(ii)                                  If to the Stockholder Representative, to:

Joel A. Hughes

38 Bartlett Hill Road

Concord, MA 01742

Facsimile No.: (       )        -

Telephone No.: (       )        -

with a copy to:

Morse, Barnes-Brown & Pendleton, P.C.

Reservoir Place

1601 Trapelo Road

Waltham, Massachusetts 02451

Attention: Joseph C. Marrow, Esq.

Facsimile No.: (781) 622-5933

Telephone No.: (781) 622-5930

(iii)                               If to the Escrow Agent, to:

U.S. Bank National Association

One Federal Street, 3rd Floor

Boston, Massachusetts 02110

Attention: NMS/Openera Escrow

Facsimile No.: (617) 603-6667

Telephone No.: (617) 603-6568

(iv)                              If to the Transfer Agent, to:

Computershare

250 Royall Street

Canton, MA 02021

Attention: Novette Lee, Account Administrator

Facsimile No.: (       )         -

Telephone No.: (781) 575-3390

(c)                                  The captions in this Escrow Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Escrow Agreement.

(d)                                 This Escrow Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement. The exchange of copies of this Escrow Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Escrow Agreement as to the parties and may be used in lieu of the original Escrow Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(e)                                  This Escrow Agreement, including Schedule I hereto constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(f)                                    No party may, without the prior express written consent of the Parent and the Stockholder Representative, assign, this Escrow Agreement or, any rights, interests or obligations hereunder in whole or in part; provided, however, that Parent may assign its rights and delegate its obligations hereunder to its affiliates without the consent of the other parties hereto so long as Parent remains ultimately liable for all of Parent’s obligations hereunder. Written notice of any assignment shall be provided to the Escrow Agent. Subject to the preceding sentence, this Escrow Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Escrow Agent.

(g)                                 In the event that any provision of this Escrow Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Escrow Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Escrow Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(h)                                 This Escrow Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Suffolk

County, Commonwealth of Massachusetts, in connection with any matter based upon or arising out of this Escrow Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the Commonwealth of Massachusetts for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts.

(i)                                     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS ESCROW AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(j)                                     No provision of this Escrow Agreement may be waived, except pursuant to a written document signed on behalf of the party against whom enforcement of the provision being waived is sought. For the avoidance of doubt, the parties agree that the failure to enforce any provision or obligation under this Escrow Agreement shall not constitute a waiver thereof or serve as a bar to the subsequent enforcement of such provision or obligation. This Escrow Agreement may be amended or altered by the Parent and the Stockholder Representative (on behalf of itself and the Company) at any time by a written document signed by all parties hereto. For purposes of this Section 12(j), the Stockholders agree that any waiver or amendment of this Escrow Agreement signed by the Stockholder Representative shall be binding upon and effective against all of the Stockholders and the Company, whether or not they have signed such waiver or amendment in their individual capacities.

(k)                                  The terms of this Escrow Agreement are intended solely for the benefit of the parties and are not intended to inure, and will not inure, to the benefit of any other Person.

(l)                                     The Stockholder Representative represents and warrants to the Escrow Agent that he has the irrevocable right, power and authority (i) to enter into and perform this Escrow Agreement and to bind all of the Stockholders to its terms, (ii) to give and receive directions and notices hereunder; and (iii) to make all determinations that may be required or that he deems appropriate under this Escrow Agreement. Until notified in writing by the Stockholder Representative that he has resigned or by a majority in interest of the Stockholders that he has been removed, the Escrow Agent may rely conclusively and act upon the directions, instructions and notices of the Stockholder Representative named above and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by a majority-in-interest of the Stockholders filed with the Escrow Agent.

[Signature page follows]

IN WITNESS WHEREOF, Parent, the Company, the Stockholder Representative and the Escrow Agent have caused this Escrow Agreement to be signed, all as of the date first written above.

NMS COMMUNICATIONS
CORPORATION

By:
Name:
Title:

OPENERA TECHNOLOGIES, INC.

By:
Name:
Title:

STOCKHOLDER REPRESENTATIVE:

Joel A. Hughes

U.S. BANK NATIONAL
ASSOCIATION, as Escrow Agent

By:
Name:
Title:

SCHEDULE I

PRO RATA PORTIONS

Name and Address of Stockholder	Pro Rata Portion
Brahma Holdings, L.P. c/o Vinod Chandran	[ ]

Salar L.P. c/o Jawad Ayaz	[ ]

Salar Holdings Trust c/o Jawad Ayaz	[ ]

Wasi Ayaz	[ ]

Joel A. Hughes	[ ]

Intel Pacific, Inc.	[ ]

Martha Groves	[ ]

Edwina Nowicki	[ ]

Robert McCarthy	[ ]

William Yapp	[ ]

Sand Hill Finance LLC	[ ]

TOTAL	100.00%

SCHEDULE II

US BANK

SCHEDULE OF FEES

[INTENTIONALLY OMITTED]